Exhibit 99.1

Tel: 214-969-7007	700 North Pearl
Fax: 214-953-0722	Suite 2000
www.bdo.com	Dallas, Texas 75201

Consent of Independent Registered Public Accounting Firm

Ericsson Capital Accumulation and Savings Plan

Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of our report dated June 28, 2010, relating to the financial statements and supplemental schedule of the Ericsson Capital Accumulation and Savings Plan which appear in this Form 11-K.

BDO Seidman, LLP

Dallas, Texas

June 28, 2010

BDO Seidman, LLP, a New York limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.